Exhibit 99.1

Frisch's Reports Second Quarter Fiscal 2015 Results

CINCINNATI, March 13, 2015 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS) reported revenue of $52,016,000 during its fiscal 2015 second quarter ended December 16, 2014 (consisting of 12 weeks), a 5.7 percent increase over the $49,217,000 reported in the prior year's second quarter. Net earnings increased 4.9 percent in the second quarter to $2,464,000 ($0.48 diluted earnings per share (EPS)) up from $2,350,000 ($0.46 diluted EPS) in the comparable quarter last year. Several factors contributed to the increase in net earnings. Increased operating income was driven by higher sales and lower pension costs, which were offset partly by higher administrative costs and the impairment in value of a parcel of real estate. In addition, this year's net earnings for the second quarter benefitted from an effective tax rate of 23.7 percent, which was an improvement over last year's 26.3 percent rate.

Year-to-date revenue was $114,599,000 versus $110,453,000 in the prior year, a 3.8 percent increase, and year-to-date net earnings grew 18.7 percent to $5,087,000 ($0.99 diluted EPS) from $4,286,6000 ($0.84 diluted EPS) in the prior year. In the Company's Quarterly Report on Form 10-Q for the period ended December 16, 2014, which is being filed today, the Company also discussed the financial statement impacts of the previously disclosed embezzlement and revision deemed immaterial in accordance with applicable accounting rules. The 10-Q discloses a charge to administrative expense of $232,000 to correct the understatement of gift card liabilities and overstatement of cash that had occurred in the current fiscal year.

Same store sales increased 4.8 percent in the second quarter of fiscal 2015 while customer counts increased 2.0 percent. The restaurant operating margin in this year's second quarter was 13.3 percent, which compares with 11.8 percent in the prior year's second quarter, primarily as a result of higher sales, lower pension costs, and relatively fixed operating costs being spread over higher sales, offset partly by higher beef costs.

At the Corporate level, administrative expense increased 30.2 percent in second quarter 2015 over last year's second quarter, the result of the $232,000 charge to correct certain balance sheet accounts, higher fees for legal services, higher advertising costs and compensation accruals.

Craig F. Maier, President and Chief Executive Officer, said, "Our second quarter showed solid operating results and good cash flows. Customer counts and same store sales both showed nice growth with the introduction of new menu items combined with good growth in our drive-thru business. As previously disclosed in an earlier news release, shortly after our second quarter ended on December 16 we discovered that embezzlement had occurred over a multi-year period. The discovery and a forensic investigation of the embezzlement resulted in a delayed filing of our second quarter 2015 10Q with the Securities Exchange Commission (SEC). That delayed 10Q is now being filed with the SEC concurrently with this announcement. Readers should refer to that 10Q for additional information about the embezzlement's impact on our Company."

Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company currently operates 95 company-owned Frisch's Big Boy restaurants and there are an additional 26 franchised Frisch's Big Boy restaurants that are operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Company Contact: Mark R. Lanning, Vice President-Finance and CFO, Frisch's Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, OH 45206 (513) 559-5200, investor.relations@frischs.com, www.frischs.com